Exhibit 99.1

Spherix Inc. Announces Closing of the Deal with Hoth Therapeutics

Spherix Incorporated Acquires 6,800,000 shares of Hoth Therapeutics

New York, NY July 3, 2017 /PR Newswire/ Spherix Incorporated (NASDAQ: SPEX) reported today, following the disclosure made June 20th 2017, that the Company has closed the transaction with Hoth Therapeutics. Hoth Therapeutics is a development stage biopharmaceutical company focused on the development of therapeutics for patients suffering from atopic dermatitis, such as eczema.

Hoth Therapeutics is the exclusive sublicensee of proprietary, patented, drug compounds developed at the University of Cincinnati and tested at the University of Miami to treat eczema. Eczema impacts millions Americans and represents a multi-billion market in the U.S. alone.

Anthony Hayes, the CEO of Spherix stated, “We are pleased to have completed this investment and to begin working with Hoth to develop their exciting compound. We believe this is an accretive asset that will deliver value to our shareholders and show continuing efforts to build shareholder value.”

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company. Spherix is committed to advancing innovation by participation in the development of new technology. Spherix draws on portfolios of pioneering technology to support product innovation.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. We are a small company with limited financial resources and our scientific background and abilities to implement a commercialization strategy is subject to ever-changing market conditions and rapidly-advancing technologies over which we have no control. While we believe that these forward-looking statements are reasonable, market conditions and competition in the marketplace is ever-changing and we have no control over these influences. As a result, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the “SEC”) including, but not limited to, the Risk Factors relating to the Company’s patent business and other aspects of the Company’s business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

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Spherix Investor Relations

Phone: (212) 745-1373

Email: investorrelations@spherix.com

Spherix Inc. Contact:

Phone: (703) 992-9325

Email: info@spherix.com

www.spherix.com